Exhibit 99

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

January 27, 2012	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
 RECORD EARNINGS FOR 2011

Ellwood City, Pennsylvania, January 27, 2012 – ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced earnings of $1.02 per diluted share on net income of $14.9 million for the year ended December 31, 2011, which represents a 4.1% increase in net income per diluted share as compared to earnings of $0.98 per diluted share on net income of $14.2 million for the year ended December 31, 2010.  The Company’s return on average assets and return on average equity were 0.76% and 8.40%, respectively, for the year ended December 31, 2011 compared to 0.73% and 8.26%, respectively, for the year ended December 31, 2010.

For the three months ended December 31, 2011, the Company announced earnings of $0.21 per diluted share on net income of $3.0 million, which represents an 8.7% decrease in net income per diluted share as compared to earnings of $0.23 per diluted share on net income of $3.4 million for the quarter ended December 31, 2010.  The Company’s annualized return on average assets and return on average equity were 0.61% and 6.65%, respectively, for the quarter ended December 31, 2011 compared to 0.71% and 7.86%, respectively, for the quarter ended December 31, 2010.

Commenting on the quarter and year end results, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the record earnings for the year ended December 31, 2011, making 2011 the third consecutive year that the Company has reported record earnings.” Ms. Zuschlag continued, “The past several years have presented a challenging time for the banking industry. Our philosophy has been to manage the interest rate margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers. We accomplished this philosophy by challenging our employees to actively pursue new customers through commercial, public and personal checking account relationships. The results continue to be outstanding.  The overall deposit growth for the year ended December 31, 2011 was $143.8 million or 14.2% when compared to December 31, 2010. Included in the $143.8 million is growth of approximately $111.0 million in low cost core deposits.” Ms. Zuschlag continued by stating “these results as well as the prior year growth of approximately $51.2 million in core deposits has fueled the improvement to our cost of funds which decreased 39 basis points to 2.00% when compared to 2.39% for the year ended December 31, 2010 and has contributed towards our ability to maintain our net interest margin which increased slightly in 2011 to 2.67% when compared to 2.62% at December 31, 2010. This steadfast policy in managing and growing our interest rate margin has minimized the effect of impairment related charges on securities and joint ventures on our income in 2011.” Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue investment and growth opportunities that will provide a sound investment return to our shareholders, such as the recent construction of our 25th office in Cranberry Township, Butler County, which opened in the fourth quarter of 2011.”

Consolidated net income for the year ended December 31, 2011 increased $679,000 or 4.8% to $14.9 million from $14.2 million as compared to the year ended December 31, 2010.  This increase was a result of an increase in net interest income of $1.1 million as well as decreases in provision for loan losses and income taxes of $274,000 and $173,000, respectively, partially offset by a decrease in noninterest income of $161,000 and increases in noninterest expense and noncontrolling interest of $249,000 and $478,000, respectively.

Press Release

January 27, 2012

Consolidated net income for the quarter ended December 31, 2011 decreased $417,000 to $3.0 million from $3.4 million, as compared to the quarter ended December 31, 2010. This net decrease was the result of a decrease in noninterest income of $1.6 million and increases in provision for loan losses and noncontrolling interest of $30,000 and $14,000, respectively, partially offset by an increase in net interest income of $553,000 and decreases in noninterest expense and provision for income taxes of $83,000 and $624,000, respectively.

The decrease in noninterest income for the quarter ended December 31, 2011 was primarily the result of impairment charges on real estate joint ventures, investment securities and derivatives of approximately $1.3 million, $364,000 and $148,000, respectively, as well as decreases in fees and service charges and net gain on sale of loans of $62,000 and $25,000. During the quarter ended December 31, 2010, the Company’s real estate joint ventures had net income of $116,000 after incurring write downs of $750,000 related to land acquisition and development costs as well as unit construction costs.

The Company’s consolidated total assets increased $50.9 million, or 2.7%, to $1.96 billion at December 31, 2011, from $1.91 billion at December 31, 2010.  Securities increased $52.4 million, or 4.9%, to $1.1 billion and net loans receivable increased $8.0 million, or 1.3%, to $648.9 million. Total liabilities increased $39.2 million, or 2.2%, to $1.8 billion at December 31, 2011. Deposits increased $143.8 million, or 14.2%, to $1.2 billion at December 31, 2011 while borrowed funds decreased $108.5 million, or 15.2%, to $607.0 million.

Total stockholders’ equity was $179.1 million or 9.11% of total assets, and book value per share was $12.34 at December 31, 2011 compared to $167.4 million or 8.74% of total assets, and book value per share of $11.63 at December 31, 2010.

The Company also announced that its annual meeting of stockholders will be held on Wednesday, April 18, 2012 at 4:00 p.m. at the Connoquenessing Country Club in Ellwood City, Pennsylvania.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 25 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

January 27, 2012

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
Unaudited
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Year Ended		Three Months
	December 31,		Ended December 31,
	2011	2010	2011	2010

Interest income	$ 79,227	$ 84,864	$ 19,256	$ 20,207
Interest expense	35,140	41,897	8,300	9,804

Net interest income	44,087	42,967	10,956	10,403
Provision for loan losses	1,130	1,404	330	300
Net interest income after provision for
loan losses	42,957	41,563	10,626	10,103
Noninterest income	4,306	4,467	(59)	1,574
Noninterest expense	28,062	27,813	7,154	7,237
Income before provision for income taxes	19,201	18,217	3,413	4,440
Provision for income taxes	3,380	3,553	314	938
Net income	15,821	14,664	3,099	3,502
Less: Net income attributable to noncontrolling interest	911	433	98	84
Net income attributable to ESB Financial Corporation	$ 14,910	$ 14,231	$ 3,001	$ 3,418

Net Income per share:
Basic	$1.03	$0.99	$0.21	$0.24
Diluted	$1.02	$0.98	$0.21	$0.23

Net Interest Margin	2.67%	2.62%	2.64%	2.59%
Annualized return on average assets	0.76%	0.73%	0.61%	0.71%
Annualized return on average equity	8.40%	8.26%	6.65%	7.86%

FINANCIAL CONDITION DATA:
			12/31/11	12/31/10

Total assets			$ 1,964,791	$ 1,913,867
Cash and cash equivalents			38,848	35,707
Total investment securities			1,130,116	1,077,672
Loans receivable, net			648,921	640,887
Customer deposits			1,156,410	1,012,645
Borrowed funds (includes subordinated debt)			606,960	715,456
Stockholders' equity			179,075	167,353
Book value per share			$12.34	$11.63

Average equity to average assets			9.08%	8.87%
Allowance for loan losses to loans receivable			0.98%	1.00%
Non-performing assets to total assets			0.88%	0.75%
Non-performing loans to total loans			2.00%	2.00%